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                                Exhibit 3(ii)(d)

X.   AMENDMENT ADOPTED JULY 27, 1995

     RESOLVED, That the by-laws of this corporation adopted on May 9, 1990 (the "By-laws") be and the same hereby shall be amended as follows:

     1. Section 1 of Article III of the By-laws shall be deleted in its entirety and that the following shall be substituted therefor:

          "Section 1. The business of the corporation shall be conducted and managed by a board of directors consisting of ten (10) directors, unless otherwise determined from time to time by resolution of the board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised by the shareholders."

     2.   Section 3 of Article III of the By-laws shall be deleted in its
entirety and that the              following shall be substituted therefor:

     "Section 3.    The directors shall be classified with respect to their
     terms of office by dividing them into four (4) classes. All classes shall be as nearly equal in number as possible. Subject to such limitations, the size of each class may be fixed by action of the shareholders or of the board of directors.

     The directors are currently classified as follows: one (1) class whose terms expire at the Annual Meeting of Shareholders to be held in 1995 and three (3) classes whose terms expire at the Annual Meetings of Shareholders to be held in 1996, 1997 and 1998, respectively, and in every case the director so elected shall serve until the end of his term or until his successor is duly elected and qualified. At each Annual Meeting of Shareholders, directors to replace those whose terms expire at such Annual Meeting shall

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     be elected to hold office until the fourth succeeding  Annual Meeting.

     Any director may resign at any time. The board of directors may, by majority vote of all directors then in office, remove a director for cause. A director may be removed without cause by the affirmative vote of the holders of two-thirds of the votes represented by all the outstanding shares entitled to vote thereon at a meeting of shareholders called for that purpose."